================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           COLD METAL PRODUCTS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                           COLD METAL PRODUCTS, INC.
                               8526 South Avenue
                             Youngstown, Ohio 44514

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of Cold Metal Products, Inc. will be held on Thursday, July 23, 1998 at 9:00 o'clock a.m. at Mr. Anthony's Banquet Hall, 7440 South Avenue, Boardman, Ohio 44512, for the following purposes:

     1. To elect directors for a term of one year.

     2. To consider, and if thought fit, to ratify the appointment of auditors.

     3. To transact such other business as may properly come before the meeting.

     These items are more fully described in the Proxy Statement on the following pages. All Stockholders of record at the close of business on June 12, 1998 are entitled to vote at the meeting. Stockholders are reminded that shares cannot be voted unless the enclosed Proxy Card is properly signed and returned or other arrangements are made to have the shares represented at the Meeting.

                                            HEIDI A. NAULEAU
                                            Secretary

     The Cold Metal Products, Inc. Annual Report, which includes financial statements, is being mailed with this Notice of Meeting and Proxy Statement. Kindly notify American Stock Transfer & Trust Company, 40 Wall Street, New York 10005 or by telephone at 212-936-5100, if you have not received it and a copy will be sent to you.

                           COLD METAL PRODUCTS, INC.

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The enclosed proxy is solicited on behalf of the Board of Directors of Cold Metal Products, Inc., a New York corporation (the "Company") for use at the 1998 annual meeting of shareholders to be held on July 23, 1998 at 9:00 A.M. at Mr. Anthony's Banquet Hall, 7440 South Avenue, Boardman, Ohio 44512. Only shareholders of record on June 12, 1998 will be entitled to vote at the meeting. On June 12, 1998, the Company had 7,074,250 shares of Common Stock issued and outstanding.

     The Company's principal executive offices are located at 8526 South Avenue, Youngstown, Ohio 44514. This proxy statement and the accompanying formal proxy are first being sent to shareholders on approximately June 22, 1998.

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before it is exercised. It may be revoked by filing with the Secretary of the Company an instrument of revocation or by presentation at the meeting of a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

     Persons acting pursuant to the proxy solicited by the Board of Directors will vote shares represented thereby (i) for the election of James R. Harpster,
R. Quintus Anderson, Gordon A. Wilber, Heidi A. Nauleau, Wilbur J. Berner, Claude F. Kronk, Robert D. Neary, Edwin H. Gott, Jr., and Peter B. Sullivan as directors of the Company, and (ii) to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending March 31, 1999.

QUORUM AND VOTING PROCEDURES

     A quorum consists of the presence at the meeting, in person or by proxy, of holders of 3,537,125 shares of Common Stock. New York's Business Corporation Law provides that, a quorum being present, nominees for the office of director are to be elected by a plurality of votes cast at the meeting. Abstentions and broker non-votes are counted in determining the existence of a quorum but are not counted as votes cast for the election of directors or for the proposals as to which the stockholder abstained or the broker withheld authority. R. Quintus Anderson and Aarque Capital Corporation, a corporation controlled by Mr. Quintus Anderson, together presently own 3,676,000 shares, approximately 52%, of the Company's Common Stock, which will be voted for the election of the directors nominated, and the proposal to ratify the appointment of Deloitte & Touche LLP.

STOCKHOLDER PROPOSALS

     Stockholder proposals, including nominations for the office of director, may be submitted for inclusion in the Company's 1999 proxy material after the 1998 Annual Meeting, but no later than 5:00 p.m. Eastern Standard Time on May 1, 1999. Proposals must be in writing and sent by registered, certified or express mail to: Office of the Secretary, Cold Metal Products, Inc., 8526 South Avenue, Youngstown, Ohio 44514. Facsimile or other forms of electronic submission will not be accepted. Management will carefully consider all proposals and suggestions from stockholders. When in Management's judgment adoption is clearly in the best interest of the Company and can be accomplished without stockholder approval, the proposal will be implemented without inclusion in the Company's proxy material.

SOLICITATION

     The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement, the accompanying form of proxy and any additional material which may be furnished to shareholders. Copies of all solicitation materials will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. Solicitation of proxies will be made only by the use of the mail.

                             ELECTION OF DIRECTORS

     At the Company's 1998 annual meeting of shareholders, it is intended that the shares represented by the proxy solicited by the Board of Directors will be voted, unless such authority is withheld, for the election of the nine nominees for the office of director identified below. Each nominee is presently a director of the Company. The Directors elected will serve for the ensuing fiscal year and until their successors have been elected. Should any of the nominees for the office of director named above be unable to accept nomination or election, which is not anticipated, persons acting under the proxy will vote for the election of such other persons as the Board of Directors of the Company may recommend.

NOMINEES FOR DIRECTOR

     R. Quintus Anderson, age 67, has served as Chairman of the Board of Directors of the Company since its incorporation in 1980. Mr. Anderson and Aarque Capital Corporation, a corporation controlled by Mr. Anderson, together own approximately 52% of the shares of Common Stock of the Company. Aarque Capital Corporation is one of a group of privately-held corporations owned or controlled by Mr. Anderson, known as The Aarque Companies, which are in businesses unrelated to the business of the Company. Mr. Anderson holds a Bachelor of Engineering degree from Princeton University and was granted a post-graduate fellowship at the Sloane School of Industrial Management at the Massachusetts Institute of Technology. Since his discharge as a lieutenant from the U.S. Navy in 1957, Mr. Anderson has managed, operated and acquired businesses related principally to the metal fabrication industry. Mr. Anderson is a trustee of Northwestern Mutual Life Insurance Company and a director of Oneida Ltd.

     Wilbur J. Berner, age 66, has served as a Director of the Company since 1980. Mr. Berner was the Treasurer of the Company from 1980 to 1994. On May 1, 1996 Mr. Berner retired from his positions as President of Aarque Management Corporation, one of the Aarque Companies which provides management services to other members of the group, and as Secretary and Treasurer of Aarque Capital Corporation. He had also previously served as Vice President of Aarque Steel Corporation, and presently serves as a Director and Treasurer of the Chautauqua Lake Association. Prior to joining The Aarque Companies, Mr. Berner was Secretary and Treasurer of Dahlstrom Corporation, a metal forming enterprise in Jamestown, New York. He began his career as a staff auditor with Ernst & Young. Mr. Berner holds a B.S. degree in accounting from the University of Buffalo.

     Edwin H. Gott, Jr., age 57, is a General Partner for three steel processing companies operating as Pennsylvania Limited Partnerships - MetalTech, NexTech and GalvTech. Mr. Gott had over 15 years of management experience with LTV Steel Corporation before leaving to start up the first of the three companies -- MetalTech -- in 1984. He is Chairman of Tin Plate Partners International, a Tin Mill Products service center located in Gary, Indiana. Mr. Gott is a graduate of Lehigh University and has served as a Director of the Company since October 1994.

     James R. Harpster, age 50, has served as President and Chief Executive Officer of the Company since 1984, and has served as a Director since 1982. Prior to assuming his current position, he was Vice President of Sales for the Company since its incorporation. He has twenty-nine years' experience in the steel industry, having begun his career in 1969 with Jones & Laughlin Steel Corporation. During his career with Jones & Laughlin, Mr. Harpster held various management positions in the areas of product quality and plant operations. He graduated from Lehigh University in 1969 with a B.S. in Metallurgy and from the University of Akron in 1975 with an MBA. He is a member and past president of the Association of Cold-Rolled Strip Steel Producers and a member of the Department of Commerce's Industry Sector Advisory Committee on Ferrous Ores and Metals for Trade Policy Matters.

     Claude F. Kronk, age 66, is Vice Chairman and retired Chief Executive Officer of J & L Specialty Steel, Inc. Previously he was President and Chief Executive Officer of J&L Specialty Steel, having held that office since its incorporation in 1986. From 1957 until 1986, Mr. Kronk was employed by the Specialty Steel Division of LTV Steel Company, serving as President of that division from 1984 until 1986. Mr. Kronk is a graduate of Ohio Wesleyan University. Mr. Kronk has served as a Director of the Company since March of 1994.

     Heidi A. Nauleau, age 41, is Secretary of the Company and a Director, having been elected to those positions in 1993. Mrs. Nauleau is Chairman of The Aarque Companies, having been elected to that position in February 1996. Mrs. Nauleau joined The Aarque Companies in 1981 as Assistant to the Chairman and was appointed Vice President/Europe in 1984. From 1987 until 1992, she was manager of a subsidiary of Aarque Steel Corporation. Prior to joining The Aarque Companies in 1981, from 1979 until 1981, Mrs. Nauleau served as a research associate for Berndtsen International Ltd. Mrs. Nauleau is the daughter of R. Quintus Anderson. She is a graduate of the University of Pennsylvania.

     Robert D. Neary, age 64, was Co-Chairman of Ernst & Young until his retirement on September 30, 1993, having held that office since 1984. Mr. Neary served Ernst & Young in various capacities since his admission to the partnership in 1966, including service as Vice Chairman of Accounting and Auditing from 1975 to 1984. Mr. Neary is Chairman of the Board of Trustees of Armada Funds and a director of Zurn Industries, Inc. Mr. Neary also serves as a director of the Greater Cleveland Salvation Army, Great Lakes Theater Festival and University of Michigan Club of Cleveland. Mr. Neary is a graduate of the University of Michigan. He has served as a Director of the Company since March of 1994.

     Peter B. Sullivan, age 53, is President of PB Sullivan & Company, a registered investment advisor and licensed securities broker based in Jamestown, New York. Prior to founding his own company, Mr. Sullivan was Vice President/Office Manager with Merrill Lynch, Pierce, Fenner and Smith, Inc. where he worked for 17 years. Mr. Sullivan is a Director of the Erie Insurance Company of New York, a trustee of the YMCA of Jamestown and the State University of New York at Fredonia College Foundation, as well as the Ralph C. Sheldon Foundation. He holds a Bachelor of Science degree in Economics and a Masters in Business Management degree from Miami University. Mr. Sullivan has served as a Director of the Company since October of 1994.

     Gordon A. Wilber, age 56, has served as Vice President since 1984, and Executive Vice President of the Company since 1987. Mr. Wilber was appointed Chief Operating Officer and was elected a Director in 1994. Prior to 1987, he held the positions of Vice President of Operations, Manager of Operations and Technical Director of the Company. Mr. Wilber began his career as a Research Metallurgist at the Graham Laboratories of Jones & Laughlin in 1968. Following a series of technical positions in the basic and specialty flat-rolled divisions of Jones & Laughlin, he became Manager of Quality Control for Jones & Laughlin's specialty strip plants in 1977. He has a Master's Degree in Metallurgical Engineering from the University of Illinois and a Ph.D. from Rensselaer Polytechnic Institute. He is currently serving as President of the Association of Cold Rolled Strip Steel Producers.

COMPENSATION OF DIRECTORS

     Each of Messrs. Kronk, Neary, Gott, Sullivan and Berner are paid $10,000 annually for their services as Directors, including service on committees of the Board of Directors, and $1,000 for each meeting of the Board of Directors or a committee of the Board of Directors which he attends. Pursuant to a Non-Employee Directors' Incentive Plan (the "Plan"), adopted by the Company and approved by the Company's shareholders on March 3, 1994 and amended by the shareholders on July 20, 1995, each director who is not a salaried employee of the Company may elect to receive annual compensation in the form of cash or Common Stock and may elect to defer receipt until a specified period after his or her resignation or retirement or certain other events, such as a sale or merger of the Company. Under the Plan, an accounting of compensation deferred as stock by any electing Director is maintained in a Bookkeeping Reserve (Stock) Account, and any cash dividends declared on shares of Common Stock are awarded to the Bookkeeping Reserve (Stock) Account in the form of additional units (priced at the fair market value of the Common Stock on the declaration date for such dividend) proportionate to the number of units in the Director's account multiplied by the cash dividend per share. As of March 31, 1998, each of Messrs. Gott and Sullivan had 5,251.7694 units in their Bookkeeping Reserve (Stock) Accounts, and Mr. Berner had 1,860.4651 units in his Bookkeeping

Reserve (Stock) Account. Pursuant to the Plan, Messrs. Gott and Sullivan have elected to defer receipt of their fiscal 1998 annual compensation. Sixty thousand shares of Common Stock are reserved for issuance pursuant to elections under the Plan. Directors who are salaried employees or officers of the Company, including the Chairman of the Board of Directors and the Secretary of the Company, receive no separate compensation for their service as Directors, but are reimbursed for expenses incurred in connection with attendance at meetings.

     In addition, under the Plan, all directors of the Company who are not salaried employees are granted, in connection with the beginning of their initial term, an option to purchase 10,000 shares of Common Stock. These options are granted at the fair market value on the date of the grant which is presently fixed by the Plan as July 1 following initial appointment or election and are exercisable after three years or upon certain specified events, such as a sale or merger of the Company. Pursuant to the provisions of the Plan, on March 21, 1994, Messrs. Berner, Kronk and Neary were each granted options to purchase 10,000 shares of Common Stock at $10.00 per share and, on July 1, 1995, Messrs. Gott and Sullivan received options to purchase 10,000 shares of Common Stock at the exercise price of $6.875 per share. One hundred thousand shares of Common Stock are reserved for option grants under the Plan. Additionally, pursuant to the Plan, non-employee directors are eligible for awards of options, in addition to options grantable at the beginning of their terms, grantable in the discretion of a committee of directors not eligible to receive options under the Plan, and exercisable at no less than the fair market value of the stock on the date of the grant and no less than six months from the date of the grant. On July 20, 1995, each of Messrs. Berner, Kronk and Neary was granted options to purchase 5,000 shares of Common Stock at the exercise price of $6.125 per share. On July 25, 1996, Messrs. Gott and Sullivan were granted options to purchase 5,000 shares of Common Stock at the exercise price of $5.75 per share.

BOARD MEETINGS AND COMMITTEES
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of the Company consists of nine directors, each of whom is elected to serve a term of one year.

     The Company's Board of Directors has an Audit Committee, consisting of Messrs. Neary (chair), Sullivan and Berner. The Audit Committee makes recommendations to the Board of Directors regarding selection and employment of the Company's independent accountants and, working with the Company's internal accounting staff and independent accountants, monitors and reviews the Company's accounting and control procedures. During the fiscal year ended March 31, 1998, the Audit Committee met twice; the Committee also met in May of 1998.

     The Company's Board of Directors also has a Human Resources Committee, which performs the functions of a compensation committee. The Human Resources Committee presently consists of Messrs. Kronk (Chair), Gott and Sullivan, each of whom is an outside director. In addition, Mr. Anderson, Chairman of the Board of Directors and an officer of the Company, serves the committee in an ex-officio, non-voting capacity. Mr. Sullivan was appointed to the Human Resources Committee in July 1995. The Human Resources Committee is responsible for considering and making recommendations to the Board of Directors on the annual compensation of all officers of the Company, including salary, bonus, stock options and stock appreciation rights and other awards to be made under the Company's existing compensation plans. With respect to compensation for the fiscal year ended March 31, 1998, the Human Resources Committee met twice during the fiscal year ended on March 31, 1998; the Committee also met in May of 1998.

     The Board of Directors held a total of four meetings during the fiscal year ended March 31, 1998. During the fiscal year, each incumbent director attended at least seventy-five percent (75%) of the meetings of the Board of Directors and all meetings of the Committees of the Board of Directors that were held during the periods for which each such director served on the Board of Directors or on a Committee. The Company has no standing Nominating Committee.

                             EXECUTIVE COMPENSATION

     The table below sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended March 31, 1998, March 31, 1997, and March 31, 1996 with respect to those persons who were, at March 31, 1998, (i) the Chief Executive Officer and (ii) four other executive officers of the Company who were the highest paid (collectively, the Chief Executive Officer, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                 ANNUAL COMPENSATION (1)        COMPENSATION:
                              ------------------------------    STOCK OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR      SALARY        BONUS     AWARDED (#)(2)    COMPENSATION $(3)
---------------------------   ----      -------      -------    --------------    -----------------
James R. Harpster             1998      250,000       78,800            --              28,000
President and Chief           1997      245,000       88,200            --              32,625
Executive Officer             1996      235,000      105,750        25,000              37,500

Gordon A. Wilber              1998      190,000       59,900            --              23,000
Executive Vice                1997      185,000       66,600            --              25,625
President and Chief           1996      177,000       79,650        18,750              25,000
Operating Officer

R. Quintus Anderson           1998      165,000       52,000            --              16,000
Chairman of the               1997      160,000       60,000            --              18,500
Board of Directors            1996      150,000       75,000        50,000              21,000

John E. Sloe                  1998      114,000       27,900            --              13,700
Vice President and            1997(4)   110,000       30,800        15,000               8,500(4)
Chief Financial Officer       1996           --           --            --               5,000

Allen R. Morrow               1998      113,000       27,700            --              12,650
Vice President and            1997      110,000       30,800            --              14,000
Chief Administrative          1996      104,000       36,000         7,500              15,200
Officer(4)

---------------

(1) No Named Executive Officer received a perquisite or other personal benefit in excess of the lesser of $50,000 or 10% of such individual's salary plus annual bonus.

(2) There were no restricted stock awards or long-term incentive plan payouts for any of the fiscal years identified. In the fiscal year ended March 31, 1997 and March 31, 1996, stock options were granted pursuant to the Company's 1994 Incentive Program as amended. The options awarded become exercisable over periods with respect to each option as determined by the Board of Directors at a price no less than the market value of the Company's Common Stock on the date of the grant. The options expire ten years after the date of the grant. No stock options were granted pursuant to the Company's 1994 Incentive Program in the fiscal year ended March 31, 1998.

(3) Consists of (i) Company contributions under its 401(k) Plan, pursuant to which the Company matches amounts of compensation which an employee elects to defer under the Plan, up to the lesser of 5% of the employee's salary or the maximum amount allowed under the Internal Revenue Code and (ii) amounts deposited in trust pursuant to the Company's Special Incentive Compensation Plan, a deferred compensation arrangement for key employees pursuant to which deposits are made into a trust as determined by the Company's Board of Directors. Amounts held in trust vest 100% five years from the grant date contingent on continued employment or the attainment of normal retirement age.

(4) Mr. Sloe was first employed by the Company as of April 1, 1996. Prior to April 1996, Mr. Morrow served as Chief Financial Officer of the Company.

DEFINED BENEFIT PENSION PLAN

     Salaried employees of the Company are eligible to participate in a funded, non-contributory defined benefit pension plan maintained by the Company. The following table shows the estimated, approximate annual pension payable upon normal retirement (at or after age 65 or after 30 or more years of service) in 1998 under the pension plan to an employee with the indicated years of service and final average compensation, before reductions for social security and pension payments by predecessor employer, Jones & Laughlin.

                                              YEARS OF SERVICE
    FINAL AVERAGE        -----------------------------------------------------------
    COMPENSATION           15           20           25           30           35
    -------------        -------      -------      -------      -------      -------
 $100,000                $22,500      $30,000      $37,500      $45,000      $52,500
  125,000                 28,125       37,500       46,875       56,250       65,625
  150,000                 33,750       45,000       56,250       67,500       78,750
  175,000                 39,375       52,500       65,625       78,750       91,875
  200,000                 45,000       60,000       75,000       90,000      105,000
  225,000                 50,625       67,500       84,375      101,250      118,125
  250,000                 56,250       75,000       93,750      112,500      131,250
  275,000                 61,875       82,500      103,125      123,750      144,375
  300,000                 67,500       90,000      112,500      135,000      157,500

     "Final average compensation" is averaged over the five years that are within the final ten years of employment that produce the highest amount. The compensation of employees used to compute the pension described above is total compensation, exclusive of reimbursed travel and relocation expenses, profit sharing and similar distributions, over time, Company-paid insurance (whether or not taxable) and benefits under the Company's Special Incentive Compensation Plan, until actually distributed or made available, but including any salary reduction contributions made by the employee to the Company's 401(k) Plan. Under the Internal Revenue Code, for years after 1988, pensionable earnings are limited to $200,000 per year, adjusted each year after 1989 to reflect inflation. Thus, the limits for years 1989-1993 were $200,000, $209,200, $222,220, $228,860 and $235,840, respectively. Beginning in 1994 and continuing through 1996, pensionable earnings were limited to a flat $150,000; as of January 1997, the limit was increased to $160,000.

     The estimated years of service credited to each of the Named Executive Officers is as follows: James R. Harpster, 29; Gordon A. Wilber, 29; Allen R. Morrow, 22; R. Quintus Anderson, 18; Heidi A. Nauleau, 5; and John E. Sloe, 2. In 1997 it was determined that, pursuant to the terms of the Plan, Mr. Anderson and Mrs. Nauleau were entitled to participate from the inception of their employment, respectively, by the Company. Accordingly, each has been given credit under the Plan for the full time of his or her employment.

                        HUMAN RESOURCES COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

                      STATEMENT OF EXECUTIVE COMPENSATION

     The Human Resource Committee and the Board of Directors are responsible for establishing and reviewing the compensation programs for key management, including executive officers of the Company. These programs include establishment of base salary, cash bonus awards and deferred compensation awards.

     The committee is currently composed of three Directors who are not officers or employees of the Company, and one non-voting, ex-officio Director who is also the Chairman of the Company.

     The Board of Directors has appointed Mr. Claude F. Kronk as Chairman of the Human Resource Committee and Messrs. Edwin H. Gott, Jr. and Peter B. Sullivan as members of the committee. Each member of the committee has one vote. Mr. R. Quintus Anderson, Chairman of the Company, serves as an ex-officio, non-voting member. All Directors are invited to attend meetings of the Human Resource Committee.

     The Committee's responsibilities include:

     1. Development of the compensation practices and philosophies for key management and executive officers of the Company.

     2. Annual evaluation of the performance of the key management and executive officers of the Company.

     3. Approval of changes in the base compensation of key management and executive officers of the Company.

     4. Development of a plan of management succession.

                      COMPENSATION POLICIES AND PRACTICES

     Compensation of the Company's key management and executive officers is comprised of a base salary, an annual cash bonus and an annual deferred compensation award. The Company's compensation philosophy reflects the committee's standards that remuneration should be tied closely to the performance of the Company and therefore a meaningful component of executive compensation is awarded based on the annual profitability of the Company.

     The objective of the Human Resource committee is to provide management with adequate flexibility to operate the business by designing a compensation structure which will attract and retain key management and help to assure a strong management team.

     Base Salary. Base salaries are adjusted annually. Salary recommendations for key employees are submitted to the committee for review not less than annually. The committee carefully considers the Company's historical, current and forecasted performance, as well as each individual executive's contributions to the Company. Length of service is also a consideration in the establishment of annual base salary. Salary considerations by the Committee are also influenced by comparison with data relating to companies of similar size and having comparable operations.

     Annual Cash Bonus. Bonus opportunity for key management and executive officers is based on a percentage of base salary and is adjusted according to the profitability of the Company. Bonuses are awarded and paid following the end of the fiscal year. The Company accrues bonus amounts based on the prospective annual plan and adjusts the accrual according to actual results throughout the year.

     Deferred Compensation Plan. Deferred compensation awards are made annually and are also tied to the performance of the Company. Deferred awards are paid to an individual executive's investment account over which the executive has sole responsibility to direct investment decisions and strategy. Awards and accumulated earnings are paid five years from the date of the award. If an individual leaves the Company for reasons other than retirement prior to payment of the award, it is forfeited. Prior to their grant, the deferred awards are accrued and adjusted for Company accounting purposes in the same manner as the annual cash bonus. The award is not taxable to the employee until it is paid.

     Stock Option Programs. The 1994 program, which was adopted by shareholders January 27, 1994 and amended with shareholder approval July 20, 1995, provides for grants of various incentive awards including stock options, stock appreciation rights, restricted stock awards, performance awards and incentive shares. Only full time employees who are officers or are in the key managerial positions are eligible for awards under the plan. To date, only stock options have been awarded. The purpose of the options is to encourage strong management through ownership of the common stock of the company by aligning management's interests with those of the other shareholders.

     The Human Resource Committee and/or the Board of Directors have the authority and discretion to grant awards under this program. It is not intended or implied that awards under this program will be granted annually.

                    THE CHIEF EXECUTIVE'S 1997 COMPENSATION

     SEC regulations require the Human Resources Committee to discuss its basis for decisions relating to Mr. Harpster's 1997 compensation as it relates to the performance of the Company for the same period.

     Generally, Mr. Harpster is compensated on a par with other executives at companies with similar operations and revenues as Cold Metal Products, Inc. A significant portion of his compensation is tied to attaining results which contribute to the Company's long term growth and profitability.

     Mr. Harpster is compensated with a base salary, adjusted not less than annually, an annual cash bonus and is a participant in the deferred compensation plan. The Human Resource Committee believes Mr. Harpster's ownership of a significant number of shares of the Company's stock align his goals closely with those of the Company.

                                          Claude F. Kronk, Chairman
                                          Edwin H. Gott, Jr.
                                          Peter B. Sullivan
                                          R. Quintus Anderson ex officio

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the Standard & Poor's MidCap 400 Index and a composite peer group of the following intermediate processors of flat rolled steel: Gibraltar Steel Corporation, Huntco Inc., Olympic Steel, Shiloh Industries, Inc., and Steel Technologies, Inc. The comparison assumes an initial investment of $100 and reinvestment of dividends and commences on March 22, 1994, the first day of trading of the Company's Common Stock following its initial public offering.

               Measurement Period                    Cold Metal          S & P
             (Fiscal Year Covered)                 Products, Inc.      MidCap 400        Peer Group
MAR 22, 1994                                                   100               100               100
MAR 31, 1994                                                    95                95                90
MAR 31, 1995                                                    73               103                72
MAR 31, 1996                                                    54               133                81
MAR 31, 1997                                                    51               147                88
MAR 31, 1998                                                    45               219               100

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                 MANAGEMENT AND CERTAIN BUSINESS RELATIONSHIPS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 31, 1998 by (i) each Director, (ii) each Named Executive Officer, (iii) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock and (iv) all Directors and Executive Officers as a group.

                                                                    COMMON STOCK
                                                               BENEFICIALLY OWNED(1)
                                                               ----------------------
                  NAME OF BENEFICIAL OWNER                      NUMBER        PERCENT
                  ------------------------                      ------        -------
R. Quintus Anderson (2)(3)..................................   3,676,000       52.0
James R. Harpster (2)(4)....................................     250,050        3.5
Gordon A. Wilber (2)(4).....................................     186,800        2.6
Allen R. Morrow (4)(5)......................................      92,900        1.3
John E. Sloe (5)............................................       1,300          *
Heidi A. Nauleau (2)(4)(6)..................................       7,700         .1
Wilbur J. Berner (4)(7)(8)..................................      20,000         .3
Claude F. Kronk (4)(7)......................................      12,000         .2
Robert D. Neary (4)(7)......................................      15,000         .2
Edwin H. Gott, Jr. (4)(7)(8)................................       4,000          *
Peter B. Sullivan (4)(7)(8).................................       1,500          *
All Directors and Executive Officers as a group
  (12 persons) (3)..........................................   4,282,350       59.4

            OTHERS
FMR Corp (9)................................................     707,700       10.0
82 Devonshire Street
Boston, MA 02109

T. Rowe Price Associates, Inc. (10).........................     550,000        7.8
100 E. Pratt Street
Baltimore, MD 21202

Quaker Capital Management Corp. (11)........................     427,000        6.0
The Arrott Building
401 Wood Street, Suite 1300
Pittsburgh, PA 15222-1824

---------------

 (1) The named shareholders have sole voting and investment power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.

 (2) Is a Director and an Executive Officer of the Company.

 (3) Includes 3,662,500 shares of Common Stock owned of record by Aarque Capital Corporation, which was founded and is controlled by R. Quintus Anderson. Mr. Anderson is able to direct all decisions regarding investment and voting of the shares of the Company's Common Stock owned by Aarque Capital Corporation. The address of Mr. Anderson and Aarque Capital Corporation is 111 West Second Street, Jamestown, New York 14702.

 (4) Pursuant to grants under the Company's 1994 Incentive Program, the following Named Executive Officers have presently exercisable options to purchase the following numbers of shares of the Company's Common Stock at the exercise price of $10 per share: Mr. Harpster -- 40,000; Mr. Wilber - 30,000; Mr. Morrow -- 15,000. Pursuant to grants under the Company's Non-Employee Directors' Incentive Plan each of Messrs. Kronk, Neary and Berner has a presently exercisable option to purchase 10,000 shares of the Company's Common Stock at the exercise price of $10 per share. Mrs. Nauleau, Secretary and a Director, has a presently exercisable option to purchase 7,500 shares at $10 per share, issued pursuant to the Company's 1994 Incentive Program. Beneficial ownership shown includes all shares covered by presently exercisable option issued to Directors or officers of the Company.

 (5) Is an Executive Officer of the Company.

 (6) Excludes shares owned by Aarque Capital Corporation or R. Quintus Anderson. Mrs. Nauleau is the daughter of Mr. Anderson. She disclaims beneficial ownership of shares owned by Aarque Capital Corporation or Mr. Anderson.

 (7) Is a Director of the Company.

 (8) Excludes shares deferred under the Non-Employee Directors' Incentive Plan, which shares are not beneficially owned by the named shareholders.

 (9) According to a Schedule 13G/A, Fidelity Low-Price Stock Fund, an investment company affiliated with FMR Corp. owned 527,800 or 7.38% of Company's outstanding shares on December 31, 1997. FMR Corp. and its affiliates have the power to direct the disposition of 707,700 shares but do not have the sole power to vote any shares of the Company's Common stock.

(10) According to a Schedule 13G/A, these securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(11) According to a Form 13G/A, the shares indicated as beneficially owned are owned by various investment advisory clients over which Quaker Capital Management Corporation has discretionary authority. Quaker Capital Management Corporation shares voting and dispositive power over all of such shares and disclaims beneficial ownership of any such shares.

* Less than 0.1%

                            RATIFICATION OF AUDITORS

     The Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP ("Deloitte & Touche"), independent accountants, to be the Company's auditors for the fiscal year ended March 31, 1999 and recommends to stockholders that they vote for ratification of the appointment. Deloitte & Touche has served in this capacity for the fiscal year ended March 31, 1998 and for each fiscal year of the Company since its incorporation in 1980. A representative of Deloitte & Touche will be present at the meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

     The appointment of auditors is approved annually by the Board of Directors. Ratification of the appointment of Deloitte & Touche by stockholders is not required by law. However, as a matter of policy, the appointment of Deloitte & Touche is submitted to the stockholders for ratification. The decision of the Board of Directors is based upon recommendation of the Audit Committee which approves in advance the audit scope, types of non-audited services, and the estimated fees for the coming year.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matters, other than (i) the election of directors and (ii) the ratification of the appointment of independent auditors, to come before the annual meeting. If any matter not mentioned in this proxy statement is properly brought before the meeting, the persons named in the proxy solicited by the Board of Directors will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                          By Order of the Board of Directors

                                          HEIDI A. NAULEAU
                                          Secretary

                       PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF STOCKHOLDERS
                          COLD METAL PRODUCTS, INC.

                                JULY 23, 1998




             / Please Detach and Mail in the Envelope Provided /
--------------------------------------------------------------------------------
        Please mark your                                                 |
A / X/  votes as indicated                                               |
                                                                         |___

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND FOR PROPOSAL 2.

               FOR  WITHHELD                                                             FOR   AGAINST  ABSTAIN
1. Election of / /  / / NOMINEES: James R. Harpster    2. Ratification of appointment of  / /     / /     / /
   Directors                      R. Quintus Anderson     Independent Accountants.
For, except vote withheld         Gordon A. Wilber
from the following                Heidi A. Nauleau
nominee(s):                       Wilbur J. Bemer
                                  Claude F. Kronk
------------------------          Robert D. Neary
                                  Edwin H. Gott, Jr.                                            Change of / /
                                  Peter B. Sullivan                                      Address/comments
                                                                                         and note at left

                                                                            I plan to / /   I do not plan / /
                                                                           attend the       to attend the
                                                                              meeting             meeting

SIGNATURE(S)_____________________________________ ___________________________________ DATE ______________ 1998

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

          THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                          COLD METAL PRODUCTS, INC.

        PROXY FOR 1998 ANNUAL MEETING OF STOCKHOLDERS -- JULY 23, 1998


The undersigned stockholder of Cold Metal Products, Inc. (the "Company") hereby revokes all previous proxies and appoints James R. Harpster, and John E. Sloe and Heidi A. Nauleau or any one of them who acts, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf of and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at the 1998 Annual Meeting of Stockholders of
the     Company to be held on July 23, 1998, at Mr. Anthony's Banquet Hall,
7440 South Avenue, Boardman, Ohio 44512 or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

                 (Continued and to be signed on reverse side)